Exhibit 4.5
REED ELSEVIER GROUP PLC
RULES OF THE LEXIS-NEXIS
RISK & INFORMATION ANALYTICS GROUP
LONG TERM INCENTIVE PLAN
(Adopted by the
Reed Elsevier Group plc Remuneration Committee
on 24 June 2009)

THE REED ELSEVIER GROUP PLC
LEXIS-NEXIS RISK & INFORMATION ANALYTICS GROUP
LONG TERM INCENTIVE PLAN
1. Definitions
1.1 In this Plan, unless the context otherwise requires, the following words and expressions shall have the following meanings, namely:
Adoption Date means 24 June 2009;
Award means a conditional right to acquire Shares without payment under the rules of this Plan and for these purposes:
(a)	Award — Initial Number means the number of Shares under an Award prior to the application of the performance condition in the Schedule; and

(b)	Award — Maximum Number means the maximum number of Shares which could vest under an Award upon application of the performance condition in the Schedule;
Board means the Board of Directors of the Company;
Capital Reorganisation means any variation in the share capital or reserves of a Qualifying Company (including, without limitation, by way of capitalisation issue, rights issue, sub-division, consolidation, or reduction);
the Company means Reed Elsevier Group plc;
Control has the meaning given to that word by section 840 of the Taxes Act;
Date of Grant means the date on which an Award is granted;
Dutch Share means an ordinary share in the capital of RE NV or shares representing those shares following any Capital Reorganisation of RE NV;
Employment means employment with any member of the Group;
Executive means any employee of any member of RIAG whose terms of service require him to devote substantially the whole of his working time to the affairs of RIAG and shall not include any executive directors of a Qualifying Company;
Financial Year means an accounting reference period as defined in accordance with section 391 of the Companies Act 2006;
Grant Period means the period of 42 days commencing on any of the following:
(a)	the release of the Qualifying Companies’ interim (half-yearly) and/or final results in any year;

(b)	the release by the Qualifying Companies of any trading update or (if applicable to the Qualifying Companies at the time) their quarterly results for any year; or

(c)	the day on which the Remuneration Committee resolves that exceptional circumstances exist which justify the grant of Awards;
the Group means the Company and every company which is under the Control of the Company and member of the Group shall be construed accordingly;
Market Value means:
(a)	in the case of a UK Share, the closing middle market quotation for a UK Share as derived from the Daily Official List of the London Stock Exchange on the Date of Grant; and

(b)	in the case of a Dutch Share, the closing price for a Dutch Share on the Amsterdam Stock Exchange on the Date of Grant;
Participant means any current or former Executive who holds a subsisting Award (this shall include, where the context permits, the legal personal representatives of a deceased Participant);
Performance Period means the period of three Financial Years of the Company commencing with the Financial Year in which the Date of Grant of an Award falls;
the Plan means this Reed Elsevier Group plc Lexis-Nexis Risk & Information Analytics Group Long Term Incentive Plan as amended from time to time;
Qualifying Company means each of RE PLC and RE NV;
RE NV means Reed Elsevier NV;
RE PLC means Reed Elsevier PLC;
Redundancy means a dismissal of the Participant wholly or mainly attributable to the fact his employer has ceased or intends to cease to carry on the business for the purposes of which the Participant was employed by him, or to carry on that business in the place where the Participant was so employed, or the fact that the requirements of that business for employees to carry out work of a particular kind, or for employees to carry out work of a particular kind in the place where the Participant was employed by his employer, have ceased or diminished or are expected to cease or diminish;
the Remuneration Committee means the remuneration committee of the Board;
Retirement means cessation of Employment in circumstances which the Committee regards as retirement (whether at normal retirement age or at any other age);
RIAG means those businesses that comprise the Risk & Information Analytics Group of the Group’s Lexis-Nexis division;
Sale of Business means, subject to the Remuneration Committee determining otherwise, the sale of all or substantially all of the assets of the business or division to which the Participant is assigned or the sale of all or substantially all of the shares in the company by which the Participant is employed in either case to a person who is not controlled by Reed Elsevier Group plc;
Shares means a UK Share and/or a Dutch Share and Shareholder shall be construed accordingly;
Taxes Act means the Income and Corporation Taxes Act 1988;
the Trustees means the trustees for the time being of any appropriate employee benefit trust established by the Company or any member of the Group from time to time for the benefit of (among others) employees of the Group;
UK Share means an ordinary share in the capital of RE PLC or shares representing those shares following any Capital Reorganisation of RE PLC;
US Participant means a Participant who is subject to United States taxation by reason of being a United States national or resident in the United States for United States tax purposes.
Vesting Date means the date on which an Award vests under rule 4.2, or such earlier date on which an Award vests in accordance with these rules; and
Vesting Shares means the number of Shares under an Award that actually vest upon application of the performance condition imposed under rule 2.3.
1.2 Where the context permits the singular shall include the plural and vice versa and the masculine shall include the feminine. Headings shall be ignored in construing the Plan.
1.3 References to any act of Parliament are to UK legislation and shall include any statutory modification, amendment or re enactment thereof.
2. Grant of Awards
2.1 The Remuneration Committee may grant Awards to Executives selected by the Remuneration Committee in its absolute discretion during a Grant Period. For the avoidance of doubt, no Executive shall have the right or expectation to participate in the Plan in any Grant Period.
2.2 On granting Awards, the Company shall enter into a deed poll or take such other steps as are necessary to evidence their legal enforceability.
2.3 Save as otherwise permitted in these rules, objective conditions must be satisfied prior to the vesting of Awards. Subject to the Remuneration Committee’s power to impose different conditions on the grant of an Award from time to time, such conditions shall, for Awards granted in 2009 and thereafter, consist of the conditions set out in the Schedule to this Plan. There will be no retesting of such conditions.
2.4 The grant of an Award and/or the delivery of Shares upon vesting thereof shall be conditional on the Executive agreeing to comply with any arrangements specified by the Company for the payment of taxation and social security contributions

(including without limitation the right to sell on his or her behalf sufficient Shares to satisfy any taxation or social security contributions liability on his or her part for which any member of the Group may be liable) in respect of an Award.
2.5 As soon as practicable after the Date of Grant the Remuneration Committee shall procure the issue to each Executive of a letter in respect of the Award together with access to website information, or such other information as the Remuneration Committee shall make available, summarising the key terms of the Award.
2.6 Each Participant shall be required to acknowledge the right of the Remuneration Committee to reduce or cancel Awards pursuant to its powers set out in the Schedule to this Plan.
2.7 Any Executive to whom an Award is granted may, by notice in writing to the Company given within 30 days after the Date of Grant, renounce in whole or in part his or her rights under the Award. In such a case, the Award shall, to the extent renounced, be treated as never having been granted and (if already issued) the relevant certificate(s) shall be returned to the Company for cancellation or amendment. No consideration shall be payable by the Company for any such renunciation.
2.8 No Award shall be granted under the Plan later than the fifth anniversary of the Adoption Date.
2.9 Every Award granted hereunder shall be personal to the Participant and, except to the extent necessary to enable a personal representative to exercise the Award following the death of a Participant, neither the Award nor the benefit thereof may be transferred, assigned, charged or otherwise alienated. Any transfer of an Award otherwise than as permitted under this rule 2.9 shall cause the Award to lapse.
3. Plan and Individual Limits
Any limit on the number of Shares granted under Awards to any Executive shall be set by the Remuneration Committee from time to time.
4. Specific Provisions Relating to Awards
4.1 An Award consists of a right to receive a number of Shares (not exceeding the Award - Maximum Number) following the Vesting Date.
4.2 The number of Shares that vest under an Award (that is, the Vesting Shares) shall be determined by the Remuneration Committee based on the extent to which the performance conditions imposed under rule 2.3 have been fulfilled or waived in accordance with these rules. Such determination shall be made within 30 days of the preliminary announcement of results for the last Financial Year in the Performance Period, or such earlier date as is required under these rules (such date being the Vesting Date). The 30 day period shall be extended by such period as the Remuneration Committee determines in the event that the Company’s share dealing code (or the Model Code) would otherwise prohibit a release of Shares.
4.3 Subject to rule 14.1, the Remuneration Committee shall make arrangements to transfer Vesting Shares to Participants in satisfaction of their entitlements under Awards as soon as practicable following the Vesting Date PROVIDED THAT, in all instances, Vesting Shares shall be transferred to US Participants on or before March

15 of the year following the year in which such Shares have vested, in each case subject to any sale of Shares in accordance with rule 2.4.
5. Entitlement to Notional Dividends
5.1 In addition to any Vesting Shares to which a Participant becomes entitled in relation to an Award in accordance with the rules of this Plan, the Participant shall also be entitled to a cash payment equal to the dividends (excluding any associated UK tax credit thereon) which would have been paid on the Vesting Shares during the Performance Period.
5.2 The cash payment to which the Participant becomes entitled under rule 5.1:
(a)	shall be calculated (in such manner as the Remuneration Committee thinks fit) by reference to the currency of payment of the underlying dividend (and paid in such currency as the Remuneration Committee thinks fit);

(b)	shall be calculated without any entitlement to interest (or other type of investment return) in the period between the dividend payment date and the Vesting Date; and

(c)	shall be paid (subject to such deductions as are required by law) within one month of the Vesting Date.
5.3 For the avoidance of doubt, the payment referred to in rule 5.1 does not represent an entitlement to actual dividends on the underlying Shares, by reason of the Participant not being beneficial owner of the Vesting Shares at that time.
5.4 For the avoidance of doubt, if a Participant’s Award lapses, any right of a Participant to a cash payment under rule 5 shall automatically lapse on the date the related Award lapses.
6. Vesting and Lapse of Awards — Cessation of Employment
6.1 Save as otherwise provided in these rules, in the event that the Participant ceases or will cease to be an employee of a member of the Group:
(a)	by reason of resignation, the Award shall lapse automatically on the date on which the Participant gives notice of the termination of his Employment; and

(b)	for any reason where (a) does not apply, the Award shall lapse automatically on the date of the cessation of Employment.
6.2 Save as otherwise provided in these rules, where a Participant ceases to be an employee of a member of the Group by reason of:
(a)	death;

(b)	long term disability;

(c)	Retirement;

(d)	Redundancy;

(e)	Sale of Business; or

(f)	any other reason if the Remuneration Committee so decides in its absolute discretion then an Award shall continue and shall vest following maturity of the Award (when the vesting level of the Award will have been determined). The number of Shares in respect of which the Award vests shall be multiplied by A/36 where A is the number of complete months from the commencement of the Performance Period to the date of cessation of Employment PROVIDED THAT the Remuneration Committee may in its absolute discretion determine that the Participant’s entitlement should not be scaled down or scaled down in part only (the extent of scaling down being determined by the Remuneration Committee in its absolute discretion) and PROVIDED FURTHER THAT if the reason for cessation is the Participant’s death the Remuneration Committee shall, and for all other reasons for cessation the Remuneration Committee may, release Shares equal to the Award — Initial Number, but subject to scaling down and the exercise by the Remuneration Committee of its discretion as aforesaid. If the Remuneration Committee releases Shares to a US Participant prior to maturity in accordance with this Rule, the Remuneration Committee shall, subject to any necessary consents and subject to compliance by the US Participant’s personal representative (in the case of the US Participant’s death) or by the US Participant, as the case may be, with the terms of the Plan, either allot and issue, or procure the transfer of Shares to the US Participant’s personal representative or to the US Participant (or to his nominee), as the case may be, within 30 days after the US Participant’s date of death or Termination Date and in all instances on or before March 15 of the year following the year in which the Termination Date has occurred.
6.3 For the purposes of rules 6.1 and 6.2 a female Participant shall not be treated as ceasing to be an employee of a member of the Group if absent from work wholly or partly because of pregnancy or confinement until she ceases to be entitled to exercise any statutory or contractual right to return to work.
6.4 For the purposes of rules 6.1, 6.2 and 6.3 following an Award rollover pursuant to rule 12, a Participant shall not be treated as ceasing to be employed by a member of the Group until he ceases to be employed by a company which is either (i) the Acquiring Company (as defined in rule 12) or (ii) a subsidiary of the Acquiring Company (within the meaning of section 1159 and Schedule 6 of the Companies Act 2006).
7. Engagement in post-termination competitive activity
If a Participant:
(a)	resigns from employment with a member of the Group, or is dismissed from employment with a member of the Group in circumstances justifying summary termination or termination for “Cause” under any contract that the Participant may have with his Group employer, and

(b)	within twelve months of the date of termination of his employment (the Termination Date), becomes an employee of a Competitor Company (as defined in this rule 7) and his employment with that company results in his material involvement in one or more businesses that compete with any business carried on by a member of the Group in which he had been involved in the twelve months prior to the Termination Date, he must pay to the Company, within seven days of written demand from the Company, the Relevant Amount.
The Relevant Amount is an amount equal to A minus B minus C where:
A is an amount equal to the pre-tax gain realised by the Participant on the vesting of any Award in the period of six months prior to the Termination Date. For these purposes, the gain shall be the market value of the Shares on the Vesting Date of the Award, and such gain shall be determined irrespective of whether the Participant has sold or retained the Shares so acquired;
B is an amount equal to the tax and social security liabilities incurred by the Participant on the vesting of the Award; and
C is any payment of the Claw-back Amount (as defined in clause 8.2 below) determined in accordance with clause 8.1(c) under an Award which vested in the six months prior to the Termination Date.
A Competitor Company shall mean any of those companies notified to the Participant from time to time.
By accepting an Award, a Participant shall be bound by this rule 7 notwithstanding that (i) it shall only be applicable after the release of Shares under rule 14, and (ii) whether or not the essential terms of this rule 7 shall have been separately notified in writing by the Company to each Participant.
8. Award determined on the basis of materially mis-stated data
8.1 If the Committee, within two years after the Vesting Date of an Award, considers in good faith that the vesting of the Award was determined on the basis of materially misstated financial or other data (the Incorrect Award), it shall, unless determined otherwise at the sole discretion of the Committee, recover the Claw-back Amount (as defined in rule 8.2 below) by taking one or more of the following actions:
(a)	reduce any future grants of Awards by the Claw-back Amount (or the balance thereof);

(b)	reduce any outstanding unvested Awards by the Claw-back Amount (or the balance thereof); and

(c)	require the individual to pay to the Company, within thirty days of a written demand from the Company, the Claw-back Amount (or the balance thereof).
8.2 The Claw-back Amount shall be the difference in value between the Incorrect Award and the Award that would have vested had the correct data been used as determined by the Committee acting fairly and reasonably and may be expressed as a number of Shares or a monetary amount or a combination thereof as the Committee considers appropriate. In determining the Claw-back Amount, the Committee may take into account such matters as it sees fit including, but not limited to:

(a)	the difference between the number of Shares under the Incorrect Award and the number of Shares the Committee considers should have vested had the correct data been used;

(b)	any gain made by the Participant on the sale of Shares comprised in the Incorrect Award;

(c)	any tax and / or dealing costs incurred by the Participant in connection with the Incorrect Award, and

(d)	whether the Participant has made a payment pursuant to rule 7 which would take account of Shares under an Incorrect Award.
9. General Offer
9.1 If any person (either alone or together with any person acting in concert with him) obtains Control of a Qualifying Company as a result of a general offer to acquire the whole of the share capital of that Qualifying Company (other than those shares which are already owned by him and/or any person acting in concert with him), in respect of Shares in that Qualifying Company which are under the Award (but not in respect of Shares in the other Qualifying Company which are or may be under the Award), Awards shall vest if and to the extent that the performance conditions imposed under rule 2.3 are met over the foreshortened period ending on the date of change of Control (subject to modification if the Committee considers that the performance conditions would be met to a greater or lesser extent at the end of the Performance Period).
9.2 Any Shares which vest pursuant to rule 9.1 shall be released within 14 days of the change of Control. Such vesting shall be without prejudice either to the operation of rule 12 or to the continuance of the Award in respect of Shares in the other Qualifying Company which are or may be under the Award.
9.3 The provisions of rules 9.1 and 9.2 shall not apply in the event that either:
(a)	the person obtaining Control of a Qualifying Company is the other Qualifying Company or a company under the Control of the other Qualifying Company; or

(b)	the Qualifying Company remains under the ultimate Control of the Shareholders of RE PLC or RE NV immediately prior to the relevant transaction affecting the Qualifying Company.
9.4 The provisions of rules 9.1 and 9.2 shall apply mutatis mutandis in the event that any person (either alone or together with any person acting in concert with him) obtains Control of the Company PROVIDED THAT Awards shall not vest under this rule 7.4 in the event that either:
(a)	the person obtaining Control of the Company is RE PLC or RE NV or a company under the Control of one or both of them; or

(b)	the Company remains under the ultimate Control of the Shareholders of RE PLC or RE NV immediately prior to the relevant transaction affecting the Company.

In the event Awards vest under this rule 9.4, Awards over Shares in both Qualifying Companies shall vest.
10. Scheme of Arrangement
10.1 If a court shall direct that a meeting of the holders of UK Shares be convened pursuant to section 899 of the Companies Act 2006 for the purposes of considering a scheme of arrangement of RE PLC then a Participant’s Awards in respect of UK Shares (without prejudice to the continuance of the Award in respect of Dutch Shares) shall vest if and to the extent that the performance conditions imposed under rule 2.3 are met over the foreshortened period ending on the date on which the scheme of arrangement is sanctioned by the court (subject to modification if the Committee considers that the performance conditions would be met to a greater or lesser extent at the end of the Performance Period).
10.2 Without prejudice to the operation of rule 12, Awards in respect of UK Shares shall not without the consent of the Committee vest under the foregoing provisions if the purpose and effect of the scheme of arrangement is to create a new holding company for the Company or RE PLC, such company having substantially the same shareholders and proportionate shareholdings as those of the Company or RE PLC (as the case may be) immediately prior to the scheme of arrangement.
10.3 The provisions of rules 10.1 and 10.2 shall apply mutatis mutandis to Awards in respect of Dutch Shares in the event that RE NV is subject to a legal process under Dutch law which is considered by the Committee to be broadly equivalent to section 899 of the Companies Act 2006.
10.4 Shares that vest and are transferred to a US Participant pursuant to rule 10.1 shall in all instances be transferred to the US Participant on or before March 15 of the year following the year in which they have vested.
11. Voluntary Winding up
The provisions of rules 9.1, 9.2 and 9.4 shall apply mutatis mutandis in the event that notice is duly given of a resolution for a voluntary winding up of a Qualifying Company PROVIDED THAT, for the purposes of this rule 11, all references in rule 9 to a change of Control or to an offer becoming unconditional in all respects shall be treated as references to the date on which notice is given for the voluntary winding-up of a Qualifying Company.
12. Award Rollover
12.1 If any company (the Acquiring Company) obtains Control of a Qualifying Company or of the Company as a result of an event referred to in rules 9 or 11, each Participant, may at any time within one month of the change of Control, with the agreement of the Acquiring Company, release any Award in respect of Shares in that Qualifying Company which has not lapsed (the Old Right) in consideration of the grant to him of a new right (the New Right) which in the opinion of the Committee and the Acquiring Company is equivalent to the Old Right but relates to shares in a different company (whether the Acquiring Company itself or another company in its group). The operation of this rule 12 on a change of Control of one Qualifying

Company shall not affect the continuance of the Award in respect of Shares in the other Qualifying Company which are or may be subject to the Award.
12.2 Subject to rule 12.3, any performance condition imposed under rule 2.3 in relation to the Old Right shall not apply to the New Right unless the Committee and the Acquiring Company consider that it should so apply (subject to such modifications as they see fit).
12.3 In the event that either:
(a)	the person obtaining Control of the Company or Qualifying Company is RE PLC or RE NV or a company under the control of one or both of them; or

(b)	the Company or Qualifying Company remains under the ultimate control of the Shareholders of RE PLC or RE NV immediately prior to the relevant transaction affecting the Company or Qualifying Company,
Awards shall automatically be exchanged for New Rights as set out in rule 12.1 and the performance conditions imposed under rule 2.3 shall continue to apply (subject to such modifications as the Committee sees fit).
12.4 Except to the extent consistent with the requirements of Section 409A of the United States Internal Revenue Code (Code Section 409) for the deferral of compensation without penalty or additional tax, or unless an exception to the application of Code Section 409A applies, rule 12 shall not apply to any Award held by a US Participant if, at the time the election provided by rule 10 is available to the US Participant, the Award has vested. In such a case, the rules of the Plan shall apply to the Award without regard to rule 12.
13. Adjustment of Awards
In the event of:
(i)	any Capital Reorganisation; or

(ii)	the implementation by a Qualifying Company of a demerger or the payment by a Qualifying Company of a super-dividend which would otherwise materially affect the value of an Award the definition of Shares and the number of Shares comprised in an Award in relation to the Shares in that Qualifying Company may be adjusted in such manner as the Committee may determine: PROVIDED THAT:
(a)	no adjustment shall take effect without the prior approval of, in respect of an Award under which Shares are to be transferred, the person holding the Shares to which the Award relates, (such approval not to be unreasonably withheld);

(b)	no adjustment shall be made pursuant to this rule (other than on a capitalisation issue) unless and until the auditors for the time being of the Company (acting as experts not arbitrators) shall have confirmed in writing to the Committee that such adjustment is in their opinion fair and reasonable.

14. Transfer of Shares on vesting of Awards
14.1 Subject to any necessary consents and to compliance by the Participant with the terms of the Plan, not later than 30 days after the Vesting Date, each Qualifying Company shall procure the transfer of Shares to the Participant (or to his nominee). Where the Shares are transferred to a nominee of the Participant, the Participant shall remain the beneficial owner of the Shares. Shares may not be issued or transferred from treasury to satisfy Awards.
14.2 Subject to rule 17.1 below, the Company may provide funds to the Trustees to enable the Trustees to purchase existing UK Shares for the purpose of the Plan, provided that no funds may be provided to enable the Trustees to acquire UK Shares if such an acquisition would result in the Trustees holding more than 5% of the ordinary share capital of the Company in issue at that time.
15. Rights Attaching to Shares Transferred Pursuant to Awards
15.1 All Shares transferred upon the vesting of an Award shall rank pari passu in all respects with the Shares in issue at the Vesting Date save as regards any rights attaching to such Shares by reference to a record date prior to the Vesting Date.
15.2 Any Shares acquired on vesting of Awards shall be subject to the articles of association of the relevant Qualifying Company from time to time.
16. Administration and Amendment
The decision of the Committee shall be final and binding in all matters relating to the Plan and the Board may at any time discontinue the grant of further Awards or amend the rules of the Plan in any way it thinks fit: PROVIDED THAT:
(a)	the Committee shall not make any amendment that would materially prejudice the interests of existing Participants except with their prior written consent; and

(b)	without prejudice to any provision of the Plan which provides for the lapse of an Award, the Committee may not cancel an Award unless the Participant agrees in writing to such cancellation.
17. General
17.1 Any member of the Group may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent not prohibited by section 678 of the Companies Act 2006.
17.2 The rights and obligations of a Participant under the terms and conditions of his office or employment shall not be affected by his participation in the Plan or any right he may have to participate in the Plan. An individual who participates in the Plan waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any company for any reason whatsoever insofar as those rights arise, or may arise, from his ceasing to have rights under or be entitled to exercise any Award under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements. If necessary, the Participant’s terms of employment shall be varied accordingly.
17.3 The existence of any Award shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations or other changes in the Company’s capital structure, or any merger or consolidation of the Company, or any issue of shares, bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
17.4 Any notice or other document required to be given under or in connection with the Plan may be delivered to a Participant or sent by post to him at his home address according to the records of his employing company or such other address as may appear to the Company to be appropriate. Notices sent by post shall be deemed to have been given on the day following the date of posting. Any notice or other document required to be given to the Company under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place or places as the Committee may from time to time determine and notify to Participants).
17.5 Benefits under the Plan shall not be pensionable.
17.6 The Company, or where the Committee so directs any member of the Group, shall pay the appropriate stamp duty on behalf of Participants in respect of any transfer of Shares on the exercise of Awards.
17.7 These rules shall be governed by, and construed in accordance with, the laws of England.
18. Application of Code Section 409A.
Although neither the Remuneration Committee nor any member of the Group guarantees any particular tax treatment to a US Participant, Awards granted to US Participants pursuant to the Plan are intended to be exempt from Code Section 409A and shall be limited, construed and interpreted in accordance with such intent.

SCHEDULE
Performance conditions attaching to awards granted
in 2009
Subject to the additional conditions set out herein, the performance conditions applicable to Awards are:
(a)	the achievement of Total Adjusted Operating Profit, adjusted for Southside, over the Performance Period 2009-2011 of the combined RIAG businesses (including ChoicePoint) as approved by the Remuneration Committee as at the date of adoption of these Rules;

(b)	the achievement of the Return on Investment for the ChoicePoint acquisition, measured at the end of the Performance Period 2009-2011 as approved by the Remuneration Committee as at the date of adoption of these Rules.
Each condition shall have equal weighting in accordance with the payout scale set out below:
Payout Scale

Achievement (% of Target)	Payout (% of Target Award)
Below 90%	0%
90%	50%
91%	55%
92%	60%
93%	65%
94%	70%
95%	75%
96%	80%
97%	85%
98%	90%
99%	95%
100%	100%
101%	125%
102%	150%
103%	175%
Straight-line interpolation will apply between all points on the above scale.
The individual metrics will be uncapped but the overall payout is capped at 189% of “target”.

The following provisions apply for the purpose of determining (i) whether the conditions set out in this Schedule have been satisfied, and accordingly (ii) the number of Vested Shares as a percentage of the Award — Initial Number.
1. Definitions
In this Schedule, terms shall have the same meaning as in Rule 1 of the Rules and, unless the context otherwise requires, the following additional terms shall have the following meanings, namely:
Accounts means the consolidated accounts of each Qualifying Company for a Financial Year drawn up in accordance with International Financial Reporting Standards (applied consistently);
Accounts Date means the date on which Accounts are published or, if the Remuneration Committee so determines, the date of the preliminary announcement of final results for a Financial Year;
After-Tax Adjusted Operating Profit means the Total Adjusted Operating Profit, excluding interest costs, plus the acquisition-related synergies (per the Acquisition Model), and then subtracting 33% for tax;
Auditors means the auditors for the time being of each Qualifying Company;
Investment Base means the amount calculated by adding the total consideration paid for ChoicePoint to the debt acquired, the regulatory review expenses, and the integration expenses incurred during the Performance Period;
Return on Investment means After-Tax Adjusted Operating Profit for ChoicePoint for the Performance Period divided by the Investment Base;
Special Committee means the CEO LNG, SVP Finance — LNG and SVP Finance — LN RIAG; and
Total Adjusted Operating Profit means the adjusted operating profit before amortisation of acquired intangible assets and goodwill impairment, exceptional restructuring and acquisition related costs. Any variance from budgeted development and launch expenditure will be excluded for the purposes of determining performance.
2. Determining Satisfaction Of Targets At End Of Performance Period
At the Accounts Date of the Company following the expiry of the Performance Period, the Special Committee shall calculate and verify with the Auditors the Total Adjusted Operating Profit and the Return on Investment as defined in this Schedule.
3. Shareholding Condition
3.1 Notwithstanding satisfaction of the performance conditions, an Award shall not vest unless the Remuneration Committee is satisfied that the Participant complies with the Remuneration Committee’s shareholding guidelines for senior executives as at the Vesting Date.

3.2 For the purposes of the condition in paragraph 3.1 the Remuneration Committee shall have discretion to determine all matters relating to the satisfaction of the said condition, including the share price to be taken into account for these purposes.
4. Adjustments
4.1 The Remuneration Committee may make such adjustments to the performance conditions in this Schedule as it considers appropriate to take account of any factors which are relevant in the opinion of the Remuneration Committee.
4.2 Without prejudice to paragraph 4.1, the Remuneration Committee may, in consultation with the Auditors, make appropriate adjustments in relation to the calculations to be carried out in accordance with this Schedule.
5. Overriding Power
The Remuneration Committee may in its absolute discretion at any time reduce or cancel Awards previously granted to Participants based on the Remuneration Committee’s assessment of (a) whether the achieved level of performance is a fair reflection of the progress of the RIAG business having regard to underlying revenue growth, cash generation, return on capital and any significant changes in inflation, and (b) individual performance of a Participant. This power shall apply even if the Performance Conditions have been or are expected to be met.